Sub-Item 77I- Terms of New or Amended Securities

On August 25, 2011, the Board of Trustees of the
Registrant approved (i) the establishment and designation of Investor Class shares and Institutional Class shares of a new series of the Trust called the Matthews Asia
Strategic Income Fund (the "Asia Strategic Income Fund");
and (ii) the investment strategies of the Asia Strategic
Income Fund which, under normal market conditions, invests at least 80% of its total net assets, which include borrowings for investment purposes, in income producing securities including, but not limited to, debt and debt-related instruments issued by governments, quasi-governmental agencies, supra-national institutions, and companies in Asia.

Information regarding the establishment of the Asia
Strategic Income Fund and its investment strategy is incorporated by reference to Post Effective Amendment No.
50 to the Registrant's Registration Statement filed with the Securities and Exchange Commission on November 29,
2011 (Accession No. 0001144204-11-067398).